Exhibit 99.1

Brookline Bancorp, Inc. Announces Appointment of Chief Financial Officer and Treasurer

BOSTON--(BUSINESS WIRE)--March 19, 2014--Brookline Bancorp, Inc. ("the Company") (NASDAQ: BRKL) today announced that Carl M. Carlson has been appointed as the Company’s Chief Financial Officer and Treasurer, effective April 1, 2014. Mr. Carlson will succeed Julie A. Gerschick, who resigned from the Company effective December 31, 2013.

Mr. Carlson has served as Senior Vice President and Deputy Chief Financial Officer at Webster Financial Corporation since 2011. Mr. Carlson joined Webster Financial in 2007, and previously served as Senior Vice President and Director, Finance and Senior Vice President, Strategic Planning and Corporate Development. Prior to joining Webster Financial, Mr. Carlson served as an officer at North Fork Bancorporation, Inc. where he was employed from 1986 to 2007.

Brookline Bancorp President and Chief Executive Officer Paul A. Perrault said, “Mr. Carlson’s breadth of experience in the financial services industry will serve our company well as we continue to build on our solid foundation and leverage the benefits of the transitional work that we have done over the past couple of years.”

Mr. Carlson earned a bachelor’s degree in Finance from Clarkson University and a Masters in Business Administration from Dowling College.

ABOUT BROOKLINE BANCORP, INC.

Brookline Bancorp, Inc., a bank holding company with approximately $5.2 billion in assets and branches throughout Massachusetts and Rhode Island, is headquartered in Boston, Massachusetts and operates as the holding company for Brookline Bank, Bank Rhode Island, and First Ipswich Bank. The Company provides commercial and retail banking services and cash management and investment services to customers throughout Central New England. More information about Brookline Bancorp, Inc. and its banks can be found at the following websites: www.brooklinebank.com, www.bankri.com, and www.firstipswich.com.

CONTACT:
Brookline Bancorp, Inc.
Marissa Frerk, 617-425-5334
Investor Relations